Exhibit 99.1

News Release

B&W Provides Update and Amends Rights Offering
(CHARLOTTE, N.C. — April 10, 2018) — Babcock & Wilcox Enterprises, Inc. (B&W) (NYSE: BW) today provided an investor update, and announced that it amended the terms of and extended the expiration date for its pending common stock rights offering.

Rights Offering

B&W has amended its rights offering to:

•	Increase its size to $248 million;

•	Lower the per share subscription price from $3.00 to $2.00;

•	Increase the number of shares issuable per right to 2.8 from 1.4; and

•	Extend the expiration date from April 10, 2018 to April 30, 2018.

Vintage Capital Management LLC has agreed to increase its backstop of the rights to $245 million.

Further details regarding the revisions to the rights offering can be found in the additional press release that B&W published today.

Personnel Changes

Effective March 21, 2018, the Company appointed Robert M. Caruso, a Managing Director of Alvarez & Marsal North America, LLC, to serve as Chief Implementation Officer, reporting directly to B&W’s board of directors. Mr. Caruso will work in tandem with B&W’s Chief Executive Officer, Leslie C. Kass, and his duties include assisting management in reviewing strategic options, developing the five-year business plan, identifying opportunities for cost savings initiatives, evaluating B&W’s cash flow forecast, and analyzing uses of working capital.

Jenny L. Apker, B&W’s Chief Financial Officer, has informed B&W that she will retire as CFO on June 1, 2018 for health-related reasons. Ms. Apker is expected to continue to work with B&W as a non-executive employee until August 31, 2018 to assist in the CFO transition. Joel K. Mostrom, a Senior Director of Alvarez & Marsal North America, LLC, will assume the role of interim CFO on June 1, 2018. B&W expects to begin a search for a permanent CFO in the second half of this year.

First Quarter Update and 2018 Outlook

As B&W has worked to progress its Renewable energy projects in Europe, management, with review from the Chief Implementation Officer, preliminarily identified approximately $51 million of additional estimated costs to complete the projects. The largest portion of the additional estimated costs are related to the project with the previously announced steel beam failure.

The status of B&W’s six Renewable energy projects as of March 31, 2018 is as follows:

•	The first project, a waste-to-energy plant in Denmark, is estimated to be 97% complete and is targeted to be completed by mid-2018

•	The second project, a biomass plant in the United Kingdom, is estimated to be 86% complete and is targeted to be completed by mid-2018

•	The third project, a biomass plant in Denmark, is estimated to be 98% complete and is targeted to be completed by mid-2018

•	The fourth project, a biomass plant in the United Kingdom, is estimated to be 88% complete and is targeted to be completed by mid-2018

•	The fifth project, a biomass plant in the United Kingdom, is estimated to be 61% complete and is targeted to be completed by late 2018

•	The sixth project, a waste-to-energy plant in the United Kingdom, is estimated to be 81% complete and is targeted to be completed by the second half of 2018

B&W intends to seek not only insurance recoveries, but also plans to seek additional relief from its customers and will pursue other claims where appropriate and available. There can be no assurance as to recovery amounts that B&W may realize. The $51 million of additional renewable project costs do not take into account any potential recoveries to mitigate these losses.

In B&W’s Power and Industrial segments, performance through first quarter 2018 has been largely as anticipated, and B&W is reiterating its previous guidance for these segments:

•	Power: revenue down 5% to flat compared to 2017; gross margin approximately 20%

•	Industrial: revenue up 14% to 19% compared to 2017; gross margin approaching 20%

Given the additional costs discussed above, B&W is withdrawing its 2018 guidance for the Renewable segment and is updating its 2018 consolidated adjusted EBITDA guidance to a range of $20 million to $40 million. Beginning with the release of its first quarter 2018 results, the Company will provide segment level EBITDA that will allow investors to better assess segment performance.

As of March 31, 2018, B&W had estimated cash and cash equivalents, net of restricted cash, of $37 million and $177 million outstanding under its revolving credit facilities. Upon completion of the rights offering, B&W expects its cash and cash equivalents, cash flows from operations, proceeds from asset sales and its borrowing capacity under the bank credit facility will be sufficient to meet its liquidity needs for at least the next 12 months.

Strategic Alternatives

B&W continues to make progress with the possible divestitures of its MEGTEC and Universal businesses. In addition, the Company continues to evaluate potential options regarding non-core assets.

Amendment with First-Lien Lenders

On April 10, 2018, B&W and its first-lien lenders entered into an amendment and waiver of its revolving credit facility to provide B&W additional time to complete the amended rights offering, to continue to permit access to the revolving line of credit to meet liquidity needs and to waive covenant violations in first quarter and amend future covenants. Additional information regarding the amendment and waiver will be included in a subsequent Form 8-K that will be filed with the SEC later this week.

Forward-Looking Statements

The financial data for the quarter ended March 31, 2018 included in this release is preliminary and subject to change as the Company closes its books and prepares its financial statements for the quarter ended March 31, 2018, and actual results for may differ materially.

Additionally, B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to our strategic objectives; our business execution model; management’s expectations regarding the industries in which we operate; our guidance and forecasts; our projected operating margin improvements, savings and restructuring costs; covenant compliance; potential charges; and project execution. These forward-looking statements and the consequences of certain of these matters are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, our actual results for the quarter ended March 31, 2018, which are subject to change in connection with the process of closing the books and finalizing the financial statements for such period; our ability to successfully complete our rights offering and repay our second-lien term loan; our ability to maintain sufficient sources of liquidity to fund our operations, including sufficient bonding and surety capacity to meet customer requirements; our ability to realize anticipated savings and operational benefits from our restructuring plans and other cost-savings initiatives; our ability to successfully capitalize on the strategic alternative evaluation of our MEGTEC and Universal business lines as well as certain non-core and other assets; our ability to mitigate the losses incurred in connection with our portfolio of renewable energy contracts, including our ability to recover from our insurers, obtain relief from customers or recover from our subcontractors; our ability to successfully integrate and realize the expected synergies from acquisitions; our ability to realize the benefits of expected cross-selling opportunities from acquisitions; our ability to successfully address productivity and schedule issues in our Renewable segment, including our efforts to enhance its resources and infrastructure and the ability to complete our Renewable energy projects within the expected timeframe and at the estimated costs; the actual cost impacts of the matters identified in this release on the renewable energy projects, including the amount of any recovery from third parties; timely completion of engineering work; productivity of subcontractors; timely completion of engineering work; productivity of subcontractors; our ability to successfully refine our the execution model of our Renewable segment; our ability to meet performance guarantees; our ability to successfully partner with third parties to win and execute renewable projects; changes in the jurisdictional mix of our income and losses; disruptions experienced with customers and suppliers; claims by third parties; the inability to retain key personnel; adverse changes in the industries in which we operate; and delays, changes or termination of contracts in backlog. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. B&W cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

Non-GAAP Financial Measures

B&W has provided full year adjusted EBITDA guidance of $20 million to $40 million. It is not possible for B&W to identify the amount or significance of future adjustments associated with potential mark to market adjustments to our pension and other postretirement benefit plan liabilities or other non-routine costs that we adjust in our presentation of adjusted EBITDA. These items are dependent on future events and/or market inputs that are not reasonably estimable at this time. Accordingly, B&W is unable to reconcile without unreasonable effort its forecasted range of adjusted EBITDA for the full year to a comparable GAAP range. However, items excluded from adjusted EBITDA guidance include the historical adjustments previously disclosed such as interest, income taxes, depreciation, amortization, restructuring and spin costs, acquisition and integration costs, financial advisory services, gains or losses on asset sales, including any related expenses, goodwill and other asset impairments, litigation settlements and mark-to-market adjustments of pension and other postretirement benefit plan liabilities. B&W’s full-year adjusted EBITDA guidance also excludes the following estimable adjusting items: spin and restructuring costs of approximately $8.2 million, financial advisory services costs of approximately $9.4 million, the gain on the sale of BWBC (a former Chinese joint venture) of $4.5 million, and additional acquisition integration costs of less than $1 million.

About B&W
Headquartered in Charlotte, N.C., Babcock & Wilcox is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.

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Investor Contact:         Media Contact:
Chase Jacobson          Ryan Cornell

Vice President, Investor Relations	Public Relations
Babcock & Wilcox         Babcock & Wilcox
704.625.4944 | investors@babcock.com 330.860.1345 | rscornell@babcock.com